UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*

                        American Campus Communities, Inc.
                       --------------------------------------
                                (Name of Issuer)

                                     Common
                                     ------
                         (Title of Class of Securities)

                                    024835100
                                   ----------
                                 (CUSIP Number)


             Date of Event which Requires Filing of this Statement

                               November 30, 2007
                               -----------------

Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

[x]     Rule 13d-1(b)
[ ]     Rule 13d-1(c)
[ ]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in prior coverage.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (12-02)
                                     Page 1

Amendment No. 3 to SCHEDULE 13G

CUSIP No.  024835100                                         Page 2 of 6 Pages
-------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

    Cohen & Steers, Inc.      14-1904657
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [x]
-------------------------------------------------------------------------------
3)  SEC USE ONLY

-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
-------------------------------------------------------------------------------
    NUMBER        5)   SOLE VOTING POWER
    OF                 1,847,300
    SHARES        -------------------------------------------------------------
    BENEFICIALLY  6)   SHARED VOTING POWER
    OWNED BY           0
    EACH          -------------------------------------------------------------
    REPORTING     7)   SOLE DISPOSITIVE POWER
    PERSON             1,874,700
    WITH          -------------------------------------------------------------
                  8)   SHARED DISPOSITIVE POWER
                       0
-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,874,700
-------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES             [ ]

-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    6.90%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    HC
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Amendment No. 3 to SCHEDULE 13G

CUSIP No.  024835100                                        Page 3 of 6 Pages
-------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

    Cohen & Steers Capital Management, Inc.  13-335336
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [x]
-------------------------------------------------------------------------------
3)  SEC USE ONLY


-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    New York
-------------------------------------------------------------------------------
    NUMBER        5)   SOLE VOTING POWER
    OF                 1,847,300
    SHARES        -------------------------------------------------------------
    BENEFICIALLY  6)   SHARED VOTING POWER
    OWNED BY           0
    EACH          -------------------------------------------------------------
    REPORTING     7)   SOLE DISPOSITIVE POWER
    PERSON             1,847,700
    WITH          -------------------------------------------------------------
                  8)   SHARED DISPOSITIVE POWER
                       0
-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,847,700
-------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES       [ ]

-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    6.9%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    IA
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G                                                 Page 4 of 6 Pages

Item 1  (a)  Name of Issuer
             American Campus Communities Inc.

        (b)  Address of Issuer's Principal Executive Office
             805 Las Cimas Parkway
             Suite 400
             Austin, TX 78746

Item 2  (a)  Name of Person(s) Filing
             Cohen & Steers, Inc.
             Cohen & Steers Capital Management, Inc.

        (b)  Address of Principal Business Office:
             The principal address of both entities is:
             280 Park Avenue
             10th Floor
             New York, New York 10017

        (c)  Citizenship or Place of Orgainization:
             Cohen & Steers, Inc.:       Delaware
             Cohen & Steers Capital Management, Inc.:    New York

        (d)  Title of Class of Securities
             Common

        (e)  CUSIP Number
             024835100

Item 3. If this statement is filed pursuant to Rule 13d-l(b), or 13d-2(b), check whether the person filing is a

            (a)  [ ]  Broker or Dealer registered under Section 15 of the Act

            (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act

            (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the Act

            (d)  [ ]  Investment Company registered under Section 8 of the
                      Investment Company Act

            (e)  [x]  An investment advisor in accordance with Section
                      240.13d-1(b)(1)(ii)(E)

            (f)  [ ]  An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F)

            (g)  [x]  A parent holding company or control person in accordance with Section 240.13d-l(b)(1)(ii)(G)

            (h)  [ ]  A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813)

            (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3)

            (j)  [ ]  Group, in accordance with Section 240.13d-1(b)(l)(ii)(J)



                                                           Page 5 of 6 Pages

Item 4.      OWNERSHIP:

             (a)  Amount of Shares Beneficially Owned as of November 30, 2007:

                  See row 9 on cover sheet

             (b)  Percent of Class:

                  See row 11 on cover sheet

             (c)  Number of Shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:
                        See row 5 on cover sheet

                  (ii)  shared power to vote or to direct the vote:
                        See row 6 on cover sheet

                  (iii) sole power to dispose or to direct the
                        disposition of:
                        See row 7 on cover sheet

                  (iv)  shared power to dispose or to direct
                        the disposition of:
                        See row 8 on cover sheet

Item 5.      OWNERSHIP OF 5% OR LESS OF CLASS:
             Not Applicable

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. []

Item 6       OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON:
             Not Applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

             Cohen & Steers Capital Management, Inc., an investment advisor registered under Section 203 of the Investment Advisers Act, is a wholly-owned subsidiary of the parent company.

Item 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
             See Item 3

Item 9       NOTICE OF DISSOLUTION OF GROUP:
             Not Applicable

Item 10      Certification

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.


Signature


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 10, 2007


/s/Lisa Phelan
----------------------------------
Signature


Lisa Phelan, Vice President, Chief Compliance Officer
Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc.
------------------------------------------------------------
Name and Title




                                                                Page 6 of 6

                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a Statement on Schedule 13G including amendments thereto) with respect to the common shares of American Campus Communities Inc., and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of December 10, 2007.


                             COHEN & STEERS, INC.

                                        /s/Lisa Phelan
                               By:-----------------------------------------
                               Name: Lisa Phelan
                               Title: Vice President, Chief Compliance Officer



                              COHEN & STEERS CAPITAL MANAGEMENT, INC.

                                        /s/Lisa Phelan
                               By:----------------------------------------
                               Name: Lisa Phelan
                               Title:  Vice President, Chief Compliance Officer